[KPMG Peat Marwick LL Letterhead]









                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Dime Bancorp, Inc.:

We consent to the use of our report dated January 19, 1998, incorporated by reference in the Registration Statement on Form S-3 of Dime Bancorp, Inc., relating to our audit of the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and to the reference to our Firm under the heading "Experts" in the Registration Statement.


                                          /s/ KPMG Peat Marwick LLP



New York, New York
June 29, 1998